UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2007 (January 16, 2007)

NATIONAL FINANCIAL PARTNERS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31781	13-4029115
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

787 Seventh Avenue, 11th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(212) 301-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

On January 16, 2007, National Financial Partners Corp. (the “Company”) and Wells Fargo Bank, National Association, as trustee, entered into an Indenture, the form of which was filed as Exhibit 4.7 to the Company’s Registration Statement on Form S-3ASR (No. 333-134915) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 9, 2006.

The Indenture, which is filed as Exhibit 4.1 hereto, is hereby incorporated by reference into the Registration Statement.

Underwriting Agreements

On January 17, 2007, the Company entered into an Underwriting Agreement (the “Common Stock Underwriting Agreement”) with Goldman, Sachs & Co. and Banc of America Securities LLC, as representatives of the underwriters named therein, and the selling stockholders named therein, relating to the sale by the selling stockholders of up to 1,850,105 shares of the Company’s common stock, par value $0.10 per share, at an initial price to public of $46.35 per share.

The foregoing description of the Common Stock Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Common Stock Underwriting Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

On January 17, 2007, the Company entered into an Underwriting Agreement (the “Convertible Notes Underwriting Agreement”) with Goldman, Sachs & Co. and UBS Securities LLC, as representatives of the underwriters named therein, relating to the sale by the Company of up to $230,000,000 aggregate principal amount of convertible senior notes due 2012 (the “Notes”).

The foregoing description of the Convertible Notes Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Convertible Notes Underwriting Agreement, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. Certain of the underwriters or their affiliates are agents or lenders under the Company’s credit facility.

The Underwriting Agreements are hereby incorporated by reference into the Registration Statement.

Convertible Note Hedge and Warrant Confirmations

On January 17, 2007, in connection with the offering of the Notes, the Company entered into a convertible bond hedge transaction with respect to the Company’s common stock (the “convertible hedge transaction”) with Goldman Sachs Financial Markets, L.P. (the “dealer”), an affiliate of Goldman, Sachs & Co. The convertible hedge transaction covers, subject to customary anti-dilution adjustments, approximately 3.6 million shares of the Company’s common stock. Concurrently with entering into the convertible hedge transaction, the Company also entered into a warrant transaction (the “issuer warrant transaction”) with the dealer whereby the Company sold to the dealer warrants to acquire, subject to customary anti-dilution adjustments, approximately 3.6 million shares of the Company’s common stock. On January 18, 2007, the underwriters exercised their overallotment option to purchase additional Notes pursuant to the Convertible Notes Underwriting Agreement and accordingly the Company used a portion of the net proceeds from the sale of the additional Notes to enter into an additional convertible note hedge transaction and, on the same date, enter into an additional warrant transaction with the dealer pursuant to an amendment to the issuer warrant transaction confirmation.

The convertible hedge and issuer warrant transactions are separate transactions entered into by the Company with the dealer, are not part of the terms of the Notes and will not affect the holders’ rights under the Notes. Holders of the Notes will not have any rights with respect to the convertible hedge and issuer warrant transactions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of January 16, 2007, between National Financial Partners Corp. and Wells Fargo Bank, National Association, as trustee

10.1	Underwriting Agreement, dated as of January 17, 2007, among National Financial Partners Corp., Goldman, Sachs & Co. and Banc of America Securities LLC, as representatives of the underwriters named therein, and the selling stockholders named therein

10.2	Underwriting Agreement, dated as of January 17, 2007, between National Financial Partners Corp. and Goldman, Sachs & Co. and UBS Securities LLC, as representatives of the underwriters named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp. Date: January 22, 2006

By:	/s/ Mark C. Biderman
Name:	Mark C. Biderman
Title:	Executive Vice President and Chief Financial Officer